Skinny Nutritional Corp. Reports $1,543,799 in Revenues for Third Quarter of 2009

Improvement Represents an Increase of $573,206 (59%) over the Same Period in 2008

BALA CYNWYD, Pa.--(BUSINESS WIRE)--SKINNY NUTRITIONAL CORP. (OTCBB:SKNY), today announced net revenues of $1,543,799 for the three months ending September 30, 2009. This represents an increase of $573,206 (59%) over the Company’s net revenues of $970,593 for the three months ending September 30, 2008. Net revenues for the nine months ended September 30, 2009 were $3,861,549. This represents an increase of $2,667,914 (223%) over net revenues of $1,193,635 for the nine months ending September 30, 2008.

The Company sold 461,125 cases of Skinny Water for the nine months ended September 30, 2009 compared to 135,610 cases for the same period in 2008, an increase of 240%, (1 case = twelve 16 ounce bottles).

Gross profit for the third quarter of 2009, increased to $519,815, compared with $345,080 for the third quarter of 2008. This increase is attributable to greater sales and our concentration on reducing our cost of goods by lowering raw material, bottling and freight costs. Gross profits for the nine months ended September 30, 2009 were $1,174,732, representing an increase of $838,846 over the results reported for the nine months ending September 30, 2008.

The Company reported a net loss attributable to common stockholders for the three months ending September 30, 2009 of $2,907,340 compared to $1,477,110 for the same period in 2008. This is due to primarily to increases in our marketing, advertising, general and administrative expenses, which increased by $130,132 for the 2009 quarter to $1,946,378 as compared to $1,816,246 for the same period in 2008, and charges related to the conversion of preferred stock into common stock. Included in the net loss attributable to common stockholders for the 2009 period were $2,004,758 for non-cash charges related to the conversion of preferred stock to common stock and equity issued for compensation and services. The net loss attributable to common stockholders for the nine month period ended September 30, 2009 was $5,013,428 compared with $2,479,076 for the nine months ended September 30, 2008. Of this amount, $2,597,480 of the loss were non-cash charges related to the conversion of preferred stock to common stock and equity issued for compensation and services.

Commenting on the Company’s results for the third quarter, Ronald D. Wilson, President and CEO of Skinny Nutritional stated, “We have focused on upgrading our distribution network. We have recently replaced several distributors on the East Coast with Canada Dry affiliates (Canada Dry New York, Canada Dry Delaware Valley, Davis Beverage). This gives us an integrated distribution network which will improve our service to high volume retailers. We have also recently contracted with Hensley Beverage Corp, a premier Anheuser Busch distributor, to cover the state of Arizona. We are now looking to enhance our distribution network on the West Coast by seeking additional high quality partners.”

The Skinny Water lineup features six great tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Orange Cranberry Tangerine (Wake Up) Goji Fruit Punch (Shape), Lemonade Passionfruit (Total-V), and Peach Mango Mandarin (XXX-Detox). Every bottle of Skinny Water has calcium, potassium, and EGCG and has zero calories, sugar, sodium, no preservatives, and all natural colors and flavors.

About Skinny Nutritional Corp. Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp. is the maker of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water. Skinny Water comes in six great tasting flavors that include Acai Grape Blueberry, Goji Fruit Punch, Peach Mango Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Tea®, and other Skinny branded beverages. For more information, visit www.SkinnyWater.com.

SAFE HARBOR STATEMENT This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Skinny Nutritional Corp.
Don McDonald
CFO
610-784-2000 ext. 103
Don@SkinnyCo.com